Exhibit 5.1

Davis Graham & Stubbs LLP

December 18, 2006

Venoco, Inc.

370 17th Street, Suite 2950

Denver, Colorado 80202-1370

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Venoco, Inc., a Delaware corporation (the “Company”). This letter is being delivered in connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 5,713,663 shares of Company common stock, par value $.01 per share (the “Shares”), pursuant to the Venoco, Inc. 2000 Stock Incentive Plan and the Venoco, Inc. 2005 Stock Incentive Plan (collectively, the “Plans”).  In such connection, we have examined the Registration Statement and the Plans.  We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plans, including payment of the applicable exercise price therefor, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

We hereby consent to be named in the Registration Statement and in the Prospectus constituting a part thereof, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as an Exhibit to the aforesaid Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Securities and Exchange Commission.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

Davis Graham & Stubbs LLP